Exhibit 99.1

FOR RELEASE at 5:30a.m. ET, 3:30a.m. MT
February 28, 2007

MEDIA/INDUSTRY ANALYST CONTACT:	INVESTOR RELATIONS CONTACT:
Matt Brekke Director of Marketing, StarTek, Inc. 303-262-4548 mbrekke@startek.com	Jennifer Martin Director, SEC Reporting and Compliance, StarTek, Inc. 303.262.4587 jennifer.martin@startek.com

StarTek Inc. Reports 2006 Revenue Increases 9.8% Over 2005
Fourth Quarter Revenue and EPS Decline

DENVER – February 28, 2007 – StarTek, Inc. (NYSE:SRT) today announced results for the fourth quarter and full year 2006. Full year 2006 revenue of $237.6 million, a 9.8% increase over 2005, was driven by revenue from new clients added since the second half of 2005. Fully diluted earnings per share including discontinued operations for the 2006 fiscal year was $0.39 compared to $0.88 in 2005. Fourth quarter revenue was $59.1 million, a 4.4% decline from the third quarter of 2006, as revenue from several clients declined due to challenges in hiring and retaining enough agents to respond to client demands and unfavorable changes in revenue mix. Fourth quarter fully diluted earnings per share was $0.08.

FULL YEAR RESULTS

Full year 2006 revenue increased 9.8% over 2005 to $237.6 million driven by $36.7 million in revenue from new clients added since the second half of 2005. Partially offsetting this increase was a decline in revenue from our largest client resulting from changes in revenue mix and operating hours as well as fourth quarter challenges in hiring and retaining enough agents to respond to client demand.

Gross margins for 2006 were 15.2%, down from 22.7% in 2005, largely due to the ramp of three new call centers opened during 2006 and the effect of increased agent attrition. Selling, general and administrative costs increased only $1.8 million over 2005 and represent a decline as a percentage of revenue as the Company realized benefits from cost savings initiatives implemented during 2005.

The Company’s effective tax rate declined from 36.8% in 2005 to 28.5% in 2006. This decline was driven by reversals of a $0.4 million reserve related to the favorable settlement of a state tax audit and a $0.3 million valuation allowance related primarily to the cash recovery of an investment the Company had previously written off.

As a result of the above, net income for the 2006 fiscal year was $5.8 million and fully diluted earnings per share including discontinued operations was $0.39 compared to $0.88 in 2005.

FOURTH QUARTER RESULTS

Fourth quarter 2006 revenue was $59.1 million, a 4.4% decline from the third quarter of 2006. The fourth quarter decline was due to challenges in staffing to client demands and changes in revenue mix. Gross margins for the quarter declined to 14.3% from 15.8% in third quarter of 2006. Gross margins in the fourth quarter were lower due to mix changes and higher fixed costs as a percentage of lower revenue, offset by approximately $1.2 million of one-time items, including incentive grants from local municipalities. Selling, general and administrative costs increased $0.2 million from third quarter of 2006.

During the fourth quarter, the Company’s other income benefited from a $0.5 million cash recovery of an investment that had previously been written off. This, along with lower income tax expense for the quarter, resulted in fully diluted earnings per share including discontinued operations of $0.08 compared to $0.11 in the third quarter of 2006. The Company’s year end cash, cash equivalents and investments were $39.4 million versus $45.6 million at the end of 2005. Additionally, in the fourth quarter, the Company entered into two new secured equipment loans for USD$4.9 million and CAD$9.6 million, bringing the Company’s total debt balance to $16.0 million as of December 31, 2006.

LOOKING AHEAD

Larry Jones, StarTek’s President and Chief Executive Officer, said “While the fourth quarter results were disappointing, we continue to address the agent hiring and retention challenges in several locations.” Mr. Jones continued, “We remain focused on our 2007 growth and margin recovery strategy driven by the new executive team, a strong sales effort and a focus on our human capital.”

CONFERENCE CALL

The Company will host a conference call on February 28, 2007, to discuss the Company’s financial results. The call will begin at 6:30 a.m. Mountain Time (8:30 a.m. Eastern Time) and can be accessed as follows:

USA:	800.638.4930
International:	617.614.3944
Passcode:	27889915
Conference Host:	Larry Jones

A dial-in replay will be available from February 28, 2007, at 10:30 a.m. Mountain Time through March 7, 2007, and can be accessed as follows:

USA:	888.286.8010
International:	617.801.6888
Passcode:	58512984

A web-based replay will be available on March 1, 2007, and accessible from the Company’s website at www.startek.com.

ABOUT STARTEK, INC.

StarTek, Inc. (NYSE: SRT) is a leading provider of high value business process outsourcing services to the communications industry. Since 1987 StarTek has partnered with their clients to solve strategic business challenges so that fast-moving businesses can improve customer retention, increase revenue and reduce costs through an improved customer experience. These robust solutions leverage industry knowledge, best business practices, highly skilled agents, proven operational excellence and flexible technology. The StarTek comprehensive service suite includes customer care, sales support, complex order processing, accounts receivable management, technical support and other industry-specific processes. Headquartered in Denver, Colorado, StarTek provides these services from 19 operational facilities in the US and Canada. For more information visit the Company’s website at www.StarTek.com or contact us at 800-541-1130.

FORWARD-LOOKING STATEMENTS

The matters regarding the future discussed in this news release include forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Such statements are subject to a number of risks and uncertainties.

The following are important risks and uncertainties relating to StarTek’s business that could cause StarTek’s actual results to differ materially from those expressed or implied by any such forward-looking statements. These include, but are not limited to, risks relating to revenue from its principal clients, concentration of its client base in the telecommunications industry, consolidation in the telecommunications industry, risks related to fluctuations in the value of its investment securities portfolio, inability to effectively manage capacity, highly competitive markets, risks related to its contracts, decreases in numbers of vendors used by clients or potential clients, lack of success of StarTek’s clients’ products or services, considerable pricing pressure, risks associated with advanced technologies, inability to effectively manage growth, dependence on and requirement to recruit qualified employees, including additional sales personnel and key management personnel, potential future declines in revenue, lack of a significant international presence, and foreign exchange risks and other risks relating to conducting business in Canada. Readers are encouraged to review Management’s Discussion and Analysis of Financial Condition and Results of Operations — Risk Factors and all other disclosures appearing in the Company’s Form 10-K for the year ended December 31, 2005, and subsequent filings with the Securities and Exchange Commission.

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share data)

	Year Ended December 31,
	2006	2005	2004

Revenue	$237,612	$216,371	$221,906
Cost of services	201,424	167,223	164,363

Gross profit	36,188	49,148	57,543
Selling, general and administrative expenses	30,247	28,435	27,451

Operating profit	5,941	20,713	30,092
Net interest and other income	2,126	1,479	3,532

Income from continuing operations before income taxes	8,067	22,192	33,624
Income tax expense	2,303	8,177	12,747

Income from continuing operations	5,764	14,015	20,877

(Loss) income from discontinued operations	—	(1,155)	99

Net income	$5,764	$12,860	$20,976

Net income per share from continuing operations:
Basic	$0.39	$0.96	$1.44

Diluted	$0.39	$0.95	$1.41

Net income per share including discontinued operations:
Basic	$0.39	$0.88	$1.45

Diluted	$0.39	$0.88	$1.42

Dividends declared per common share	$1.11	$1.50	$1.58

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	As of December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$33,437	$17,425
Investments	5,933	28,168
Trade accounts receivable, less allowance for doubtful accounts of $16 and $250, respectively	46,364	40,612
Income tax receivable	1,281	4,227
Prepaid expenses and other current assets	3,009	3,161

Total current assets	90,024	93,593
Property, plant and equipment, net	60,101	57,066
Long-term deferred tax assets	4,444	2,402
Other assets	1,166	853

Total assets	$155,735	$153,914

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$6,061	$4,694
Accrued liabilities:
Accrued payroll	6,798	7,280
Accrued compensated absences	4,146	3,522
Accrued health insurance	77	462
Other accrued liabilities	338	806
Current portion of long-term debt	5,654	2,551
Short-term deferred income tax liabilities	754	1,108
Grant advances	173	1,150
Other current liabilities	329	50

Total current liabilities	24,330	21,623
Long-term debt, less current portion	10,314	3,099
Other liabilities	2,709	1,028

Total liabilities	37,353	25,750

Stockholders’ equity:
Common stock, 32,000,000 non-convertible shares, $0.01 par value, authorized; 14,695,791 and 14,631,091 shares issued and outstanding at December 31, 2006 and 2005, respectively.	147	146
Additional paid-in capital	61,669	60,139
Cumulative translation adjustment	1,222	1,646
Unrealized gain on investments available for sale	1	3
Unrealized (loss) gain on derivative instruments	(235)	127
Retained earnings	55,578	66,103

Total stockholders’ equity	118,382	128,164

Total liabilities and stockholders’ equity	$155,735	$153,914

STARTEK, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)

	Year Ended December 31,
	2006	2005	2004
Operating Activities
Net income	$5,764	$12,860	$20,976
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	16,758	13,364	12,546
Non-cash compensation cost	321	—	—
Deferred income taxes	(1,830)	(595)	(402)
Realized (gain) loss on investments	(128)	623	(1,981)
(Gain) loss on sale of assets	(98)	(1,083)	1,626
Changes in operating assets and liabilities:
Sales of trading securities, net	—	2,929	2,926
Trade accounts receivable, net	(5,752)	10,679	(7,903)
Prepaid expenses and other assets	(361)	(549)	257
Accounts payable	939	(2,704)	(1,453)
Income taxes, net	2,946	8,405	(10,197)
Accrued and other liabilities	319	1,530	4,723

Net cash provided by operating activities	18,878	45,459	21,118

Investing Activities
Purchases of investments available for sale	(351,108)	(733,935)	(271,673)
Proceeds from disposition of investments available for sale	373,466	726,126	286,077
Purchases of property, plant and equipment	(20,110)	(15,365)	(19,465)
Proceeds from disposition of property, plant and equipment	343	5,986	1,626

Net cash provided by (used in) investing activities	2,591	(17,188)	(3,435)

Financing Activities
Proceeds from stock option exercises	1,112	327	4,477
Principal payments on borrowings	(2,798)	(4,594)	(7,751)
Dividend payments	(16,289)	(21,943)	(22,820)
Proceeds from borrowings	13,294	880	17,010

Net cash used in financing activities	(4,681)	(25,330)	(9,084)
Effect of exchange rate changes on cash	(776)	(125)	55

Net increase in cash and cash equivalents	16,012	2,816	8,654
Cash and cash equivalents at beginning of period	17,425	14,609	5,955

Cash and cash equivalents at end of period	$33,437	$17,425	$14,609